FOR RELEASE:		September 17, 2010

Contacts:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES ANNOUNCES
 SEPTEMBER 29, 2010 RECORD DATE FOR
COMMON STOCK RIGHTS OFFERING

Norfolk, Virginia, September 17, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced the record date for its planned common stock rights offering (the “Rights Offering”).  Shareholders who own common shares of the Company at the close of business on September 29, 2010 will be eligible to participate in the Rights Offering.  Holders of Series A and B preferred shares of the Company that tender such preferred shares in exchange offers for newly issued shares of common stock, which commenced on August 30, 2010 (the “Exchange Offers”), will also have the right to participate in the Rights Offering.

The Company expects to close on $235 million of its planned $255 million private placement of common stock with institutional investors (the “Private Placement”) by the end of the third quarter of 2010, with closing on the remainder of the Private Placement in the fourth quarter of 2010.  The Company plans to commence the Rights Offering as soon as practicable after the initial closing of the Private Placement, depending on the time required to have the registration statement for the Rights Offering shares declared effective by the Securities and Exchange Commission (the “SEC”).  Common shareholders eligible to participate in the Rights Offering will receive additional information regarding the offering at that time.

Participants in the Rights Offering will have the right to purchase common shares at the same price paid by institutional investors in the Private Placement.  Investors participating in the Private Placement have committed to purchasing any portion of the common stock offered in the Rights Offering that is not purchased by existing shareholders of the Company.

The Company plans to use the proceeds of the Private Placement and the Rights Offering to make capital contributions to its subsidiary banks and for other corporate purposes.

Additional Information

The Private Placement discussed above involves the sale of securities in private transactions that will not be registered under the Securities Act of 1933.  This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to the Company’s plans for raising capital, including the transactions described in this press release, and timing of the closings on the Private Placement and commencement of the Rights Offering.  There can be no assurance that the Company will be able to close on the transactions with investors and obtain required capital, or that other actual results, performance or achievements of the Company will not differ materially from those expressed or implied by forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, our ability to complete the transactions announced today and other aspects of our recapitalization and recovery plans including regulator, shareholder and other third-party action and consents, including the successful participation of holders of our Series A and B preferred stock in the Exchange Offers and the United States Department of the Treasury in an exchange offer.  Additional factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to: (1) our ability to attract new deposits and loans; (2) local, regional, and national economic conditions and events and the impact they may have on us and our customers; (3) risks associated with concentrations in real estate related loans; (4) increasing levels of classified assets, including nonperforming assets, which could adversely affect our earnings and liquidity; (5) market interest rate volatility; (6) stability of funding sources and continued availability of borrowings; (7) changes in legal or regulatory requirements or the results of regulatory examinations that could restrict growth and constrain our activities, including the terms of our written agreement entered into with the Federal Reserve Bank of Richmond and the Virginia Bureau of Financial Institutions; and (8) changes in accounting standards and interpretations.  For details on these and other factors that could affect expectations, see the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the Company’s Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2010, as amended, and June 30, 2010, and other filings with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern

Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

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